Exhibit 99.1        Press Release dated October 30, 2017

SIMPSON MANUFACTURING CO., INC. PROVIDES STRATEGIC UPDATE AND ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS

Pleasanton, CA – October 30, 2017 -

● Unveils "2020 Plan" to improve operational performance and enhance shareholder value
● Third quarter consolidated net sales of $262.5 million increased 14% year-over-year
● Declared quarterly cash dividend of $0.21 per share

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the third quarter of 2017. Unless otherwise stated, the Company’s results below, when referencing "recently acquired businesses" or "acquired net sales" refer to Multi Services Dêcoupe S.A. (acquired August 2016), Gbo Fastening Systems AB (acquired January 2017) and CG Visions, Inc. (acquired January 2017), or net sales of such acquired businesses, respectively. Refer to the “Segment Reporting and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

2020 Plan

The Company has identified a detailed plan to position itself for long-term sustainable growth and improved operating leverage. Key components include:

•
Continued Focus on Organic Growth: The Company endeavors to achieve organically a net sales compound annual growth rate (“CAGR”) of approximately 8% from $860.7 million reported in fiscal 2016 through fiscal 2020. During that period, the Company will focus on organic growth and will deemphasize acquisition activity.

•
Rationalize Cost Structure to Improve Profitability: The Company seeks to reduce its total operating expenses as a percent of net sales from 31.8% in fiscal 2016 to a range of 26.0% to 27.0% by fiscal 2020 and improve its consolidated income from operations as a percentage of net sales from 16.2% in fiscal 2016 to reach approximately 21% to 22% by fiscal 2020. Initiatives to obtain this improved operating leverage, aside from top-line growth, will include aggressive management of the Company’s fiscal 2018 operating expenses to be less than fiscal 2017 levels, in terms of absolute dollars. Excluding planned SAP implementation costs, projected fiscal 2018 operating expenses will be reduced by approximately $8 million from fiscal 2017. The Company will implement this through cost reduction measures in Europe and its concrete product line, zero-based budgeting and a commitment to remaining headcount neutral. Offsetting these reductions will be the Company’s ongoing investment in its truss software initiative as well as the expenses associated with its ongoing SAP implementation. To aid its efforts, the Company intends to work with a third party management consultant to review its operations for additional operating efficiencies beyond those announced in the 2020 Plan. The Company believes these goals represent targets that are aggressive yet achievable based on a bottoms up evaluation of its cost structure in light of the support needed to maintain its superior gross profit margin profile and accelerate its organic growth.

•
Improve Working Capital Management and Balance Sheet Discipline: The Company aims to improve its working capital management and overall balance sheet discipline through an ongoing focus on inventory levels and better management of its accounts receivable and accounts payable. The Company expects to double its inventory turns from 2x to 4x by fiscal 2020 by eliminating 25% to 30% of its total SKU count and implementing Lean principles in all factories. Further, the Company estimates an opportunity for an additional reduction of approximately 30% of its current raw materials and finished goods over the next three years, without impacting its day-to-day production and shipping procedures. However, in an effort to drive further improvements beyond the 2020 plan, the Company engaged an additional external consultant who specializes in Lean principles to identify further ways to improve its inventory management.

•
Improve Return on Invested Capital(1): Through execution on the 2020 Plan, the Company also expects by the end of fiscal year 2020 to achieve a return on invested capital target within the range of 17% to 18%.

•
Increase Capital Return to Shareholders: The Company remains committed to continue returning 50% of its cash flow from operations in the form of both dividends and share repurchases to its shareholders through fiscal 2020. The Company believes its efforts to achieve the 2020 Plan will contribute to improved business performance and operating results and thus, plans to be more aggressive in repurchasing shares of its stock in the near-term.

Management Commentary

"We are pleased to announce our 2020 Plan which we believe will create substantial value for all shareholders of Simpson,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “We remain committed to positioning Simpson for long-term, sustainable and increasingly profitable growth. To achieve this, we are focused on the following objectives: organic growth, rationalizing our cost structure to improve company-wide profitability and improving our working capital management and overall balance sheet discipline. Through execution on the 2020 Plan, we believe these objectives will substantially enhance our return on invested capital and will provide additional capital to return to shareholders.”

Mrs. Colonias continued, “To improve our operating leverage, we plan to rationalize our cost structure by actively managing our 2018 operating expenses to be below 2017 levels. We will implement this through a combination of zero-based budgeting and maintaining our headcount at a net neutral. Further, we plan to reduce operating expenses in Europe by $2 million as well as to reduce operating expenses in our concrete product line by $3 million. We anticipate these near-term actions, combined with further progress on our key objectives, will result in an improvement in our consolidated operating expenses as a percent of net sales from 31.8% in 2016 to a range of 26.0% to 27.0% by 2020. Partially offsetting these expense reduction initiatives will be our ongoing investments in truss software to strengthen our market share in our core wood connector products, as well as our SAP system to drive further operating efficiencies and better inventory management.”

Mrs. Colonias concluded, “We are confident that these efforts should be able to position Simpson for sustainable long-term growth and profitability and as a result, we plan to aggressively repurchase shares of our stock in the near-term. Beyond the targets outlined in the 2020 Plan, we are engaging two consultants to further perform independent, in-depth analyses of our operations in an effort to identify incremental opportunities to enhance our operations. Over the coming quarters, we plan to provide additional metrics and targets to help our investors better measure our success and progress on these objectives.”

Third Quarter 2017 Financial Highlights
All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the third quarter of 2017 with the third quarter of 2016.

•	Consolidated net sales of $262.5 million increased 14% compared to $231.0 million. Recently acquired businesses as a whole accounted for $15.7 million (50%) of the increased net sales.

◦
North America net sales of $213.3 million increased 8% compared to $197.5 million, primarily due to increases in average net sales unit prices and sales volumes. Canada's net sales increased primarily due to increased sales volumes and were not significantly affected by foreign currency translation.

◦
Europe net sales of $47.1 million increased 50% compared to $31.5 million, primarily due to acquired net sales of $14.3 million, which accounted for 92% of the increased net sales in Europe. Net sales were positively affected by approximately $1.3 million in foreign currency translations primarily related to the strengthening of the British pound, the Euro and Polish zloty against the United States dollar. In local currency, Europe net sales increased primarily due to increases in average net sales unit prices.

•
Consolidated gross profit of $119.9 million increased 6% compared to $113.5 million. Gross profit as a percentage of net sales decreased to 46% from 49%. Recently acquired businesses had an average gross profit margin of 32% in the third quarter of 2017.

◦	North America gross profit as a percentage of net sales decreased to 48% from 50%, primarily due to increased material and factory and overhead costs as well as labor expense.

◦	Europe gross profit as a percentage of net sales decreased to 38% from 43%, primarily due to the recently acquired businesses.

•
Consolidated income from operations of $46.7 million increased 2% compared to $45.8 million. As a percentage of net sales, consolidated income from operations decreased to 18% from 20%. Recently acquired businesses as a whole recorded $0.1 million in operating income in the third quarter of 2017, including purchase accounting adjustments such as recognizing intangible amortization expense.

◦	North America income from operations of $42.0 million decreased 1% compared to $42.4 million.

◦	Europe income from operations of $5.1 million increased 32% compared to $3.9 million.

•
Consolidated net income was $28.2 million, or $0.59 per diluted share of the Company's common stock, compared to net income of $29.8 million, or $0.62 per diluted share of the Company's common stock. Recently acquired businesses as a whole recorded a net loss of $2.0 million in the third quarter of 2017, primarily due to a $2.1 million reduction of the Gbo Fastening Systems AB bargain purchase gain initially recognized in the first quarter of 2017.

Year-to-Date (9-month) 2017 Financial Highlights
All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the nine months ended September 30, 2017 with the nine months ended September 30, 2016.

•	Consolidated net sales of $745.3 million increased 13% compared to $660.5 million. Recently acquired businesses as a whole accounted for $43.4 million (51%) of the increased net sales.

◦
North America net sales of $612.8 million increased 8% compared to $569.2 million, primarily due to increases in both sales volumes and average net sales unit prices. Canada's net sales increased, primarily due to increased volumes.

◦
Europe net sales of $126.8 million increased 47% compared to $86.0 million, primarily due to acquired net sales of $39.0 million, which accounted for 96% of the increased net sales. Net sales were negatively affected by approximately $1.0 million in foreign currency translations, primarily related to the weakening of the British pound against the United States dollar. In local currency, Europe net sales increased due to increases in both sales volumes and average net sales unit prices.

•
Consolidated gross profit of $343.6 million increased 8% compared to $317.5 million. Gross profit as a percentage of net sales decreased to 46% from 48%. Recently acquired businesses had an average gross profit margin of 32% in the nine months ended September 30, 2017.

◦	North America gross profit as a percentage of net sales remained 49%.

◦	Europe gross profit as a percentage of net sales decreased to 36% from 40%, primarily due to the recently acquired businesses.

•
Consolidated income from operations of $114.5 million increased compared to $113.3 million. As a percentage of net sales, consolidated income from operations decreased to 15% from 17%. Recently acquired businesses as a whole recognized $0.1 million in operating losses in the nine months ended September 30, 2017, primarily due to purchase accounting adjustments such as recognizing intangible amortization expense.

◦	North America income from operations of $110.7 million decreased 2% compared to $112.9 million.

◦	Europe income from operations of $7.4 million increased 78% compared to $4.2 million.

•
Consolidated net income was $79.5 million, or $1.66 per diluted share of the Company's common stock, compared to net income of $72.3 million, or $1.49 per diluted share of the Company's common stock. Recently acquired businesses as a whole contributed net income of $5.9 million in the nine months ended September 30, 2017, mostly as a result of a $6.3 million gain on a bargain purchase (net of the $2.1 million reduction discussed above) finalized in the third quarter of 2017.

Corporate Developments

•
On January 3, 2017, the Company through its subsidiary Simpson Strong-Tie Company Inc. and its subsidiaries, purchased all the equity in Gbo Fastening Systems AB ("Gbo Fastening Systems") for approximately $10.2 million. As a result of incompatibility with Simpson's market strategy, on September 29, 2017, the Company completed the sale of all of the equity in Gbo Fastening Systems' Poland subsidiary ("Gbo Poland") for approximately $10.2 million, resulting in a gain of $0.4 million. Additionally, the Company expects to sell all of the equity in Gbo Fastening Systems' Romania subsidiary ("Gbo Romania") in the last quarter of 2017 for insignificant proceeds, resulting in an insignificant gain. For the nine months ended September 30, 2017, Gbo Poland and Gbo Romania together contributed $12.6 million in net sales to Gbo Fastening Systems' total net sales of $35.2 million.

•
On September 28, 2017, the Company’s Board of Directors (the "Board") declared a cash dividend of $0.21 per share. The dividend will be payable on January 25, 2018, to shareholders of record as of January 4, 2018.

•
During the third quarter, the Company received 35,887 shares of the Company's common stock pursuant to the Company's $20.0 million accelerated share repurchase program (the "ASR Program") with Wells Fargo Bank, National Association, which constituted the final delivery under the ASR Program initiated in June 2017. In August 2017, the Board increased its previous $125 million share repurchase authorization by $150 million to $275 million and extended such authorization from December 31, 2017 to December 31, 2018. As of September 30, 2017, approximately $201.5 million remained available for share repurchase under such authorization.

Business Outlook

The Company currently believes the market price for steel will remain stable for the remainder of 2017.

Subject to changing economic conditions, future events and circumstances, the Company is reiterating its outlook for gross profit margin to be in the range of 45% to 46% for the full fiscal year ending December 31, 2017.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s third quarter 2017 financial results conference call on Monday, October 30, 2017, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through a link on the Company’s website at www.simpsonmfg.com. The webcast will remain posted on the Company’s website for 90 days.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

(1)
When referred to above, the Company’s return on invested capital (“ROIC”) for a fiscal year is calculated based on (i) the net income of that year as presented in the Company’s consolidated statements of operations prepared pursuant to generally accepted accounting principles in the U.S. (“GAAP”), as divided by (ii) the average of the sum of the total stockholders’ equity and the total long-term liabilities at the beginning of and at the end of such year, as presented in the Company’s consolidated balance sheets prepared pursuant to GAAP for that applicable year. As such, the Company’s ROIC, a ratio or statistical measure, is calculated using exclusively financial measures presented in accordance with GAAP.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements above regarding the Company’s 2020 Plan, the Company’s efforts and costs to implement the 2020 Plan, and the effects of the 2020 Plan; the Company's products, market share, software and SAP implementation (including its costs), profitability and profit margin outlook, working capital, balance sheet, inventory, net sales, net sales growth rate, operating expenses, cost reduction measures, capital return, dividends and share repurchases; as well as the steel prices. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements we furnish will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general business cycles and construction business conditions; (ii) customer acceptance of the Company's products; (iii) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (iv) relationships with key customers; (v) materials and manufacturing costs; (vi) the financial condition of customers, competitors and suppliers; (vii) technological developments including software development; (viii) increased competition; (ix) changes in industry practices or regulations; (x) litigation risks and actions by activist shareholders, (xi) changes in capital and credit market conditions; (xii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiii) changes in trade regulations; (xiv) the effect of acquisition activity; (xv) changes in the Company's plans, strategies, objectives, expectations or intentions; (xvi) natural disasters and other factors that are beyond the Company’s reasonable control; and (xvii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading "Item 1A - Risk Factors." Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The information in this document speaks as of the date hereof and is subject to change. Any distribution of this document after the date hereof is not intended and should not be construed as updating or confirming such information. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; reviewed and unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, when filed.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net sales	$262,476	$230,974	$745,345	$660,470
Cost of sales	142,591	117,499	401,779	342,985
Gross profit	119,885	113,475	343,566	317,485
Research and development and engineering expense	8,679	10,932	35,051	33,807
Selling expense	28,156	24,304	86,150	74,313
General and administrative expense	36,501	32,543	108,049	96,786
Gain on disposal of assets	(147)	(81)	(147)	(763)
Income from operations	46,696	45,777	114,463	113,342
Loss in equity method investment, before tax	(13)	—	(53)	—
Interest expense, net	(296)	(82)	(685)	(400)
Gain on bargain purchase of a business (adjustment)	(2,052)	—	6,336	—
Gain on disposal of a business	443	—	443	—
Income before taxes	44,778	45,695	120,504	112,942
Provision for income taxes	16,581	15,898	40,972	40,601
Net income	$28,197	$29,797	$79,532	$72,341
Earnings per common share:
Basic	$0.60	$0.62	$1.67	$1.50
Diluted	$0.59	$0.62	$1.66	$1.49
Weighted average shares outstanding:
Basic	47,367	48,119	47,544	48,231
Diluted	47,686	48,352	47,843	48,429
Cash dividend declared per common share	$0.42	$0.18	$0.81	$0.52
Other data:
Depreciation and amortization	$9,945	$6,607	$26,881	$21,485
Pre-tax equity-based compensation expense	$631	$3,383	$11,816	$9,707

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	September 30,		December 31,
(Amounts in thousands)	2017	2016	2016
Cash and cash equivalents	$204,171	$218,720	$226,537
Trade accounts receivable, net	159,571	141,716	112,423
Inventories	244,476	220,207	232,274
Other current assets	13,276	12,321	14,013
Total current assets	621,494	592,964	585,247
Property, plant and equipment, net	265,178	229,670	232,810
Goodwill	137,313	126,845	124,479
Other noncurrent assets	44,398	34,824	37,438
Total assets	$1,068,383	$984,303	$979,974
Trade accounts payable	$30,857	$24,777	$27,674
Capital lease obligation - current portion	1,047	—	—
Other current liabilities	110,629	92,605	81,122
Total current liabilities	142,533	117,382	108,796
Other long-term liabilities - net of current portion	9,808	5,817	5,336
Stockholders' equity	916,042	861,104	865,842
Total liabilities and stockholders' equity	$1,068,383	$984,303	$979,974

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2017	2016	change*	2017	2016	change*
Net Sales by Reporting Segment
North America	$213,254	$197,459	8%	$612,765	$569,198	8%
Europe	47,137	31,485	50%	126,752	86,003	47%
Asia/Pacific	2,085	2,030	3%	5,828	5,269	11%
Total	$262,476	$230,974	14%	$745,345	$660,470	13%
Net Sales by Product Group**
Wood Construction	$224,317	$193,513	16%	$639,207	$562,025	14%
Concrete Construction	38,051	37,461	2%	105,785	98,445	7%
Other	108	—	N/M	353	—	N/M
Total	$262,476	$230,974	14%	$745,345	$660,470	13%
Gross Profit (Loss) by Reporting Segment
North America	$101,628	$99,524	2%	$297,102	$280,940	6%
Europe	18,068	13,500	34%	45,933	34,746	32%
Asia/Pacific	209	511	(59)%	664	1,867	(64)%
Administrative and all other	(20)	(60)	N/M	(133)	(68)	N/M
Total	$119,885	$113,475	6%	$343,566	$317,485	8%
Income (Loss) from Operations
North America	$41,972	$42,356	(1)%	$110,748	$112,924	(2)%
Europe	5,139	3,899	32%	7,443	4,180	78%
Asia/Pacific	(218)	250	(187)%	(341)	1,257	(127)%
Administrative and all other	(197)	(728)	N/M	(3,387)	(5,019)	N/M
Total	$46,696	$45,777	2%	$114,463	$113,342	1%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400